UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 3, 2007

Alliant Techsystems Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-10582	41-1672694
(State or other jurisdiction	(Commission	(I.R.S. Employer Identification
of incorporation)	File Number)	No.)

5050 Lincoln Drive
Edina, Minnesota	55436-1097
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (952) 351-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

(d)           On January 3, 2007, the Board of Directors (the “Board”) of Alliant Techsystems Inc. (“ATK”) increased the number of directors of ATK from 10 to 11 and elected Mark H. Ronald to ATK’s Board effective January 15, 2007.  Mr. Ronald recently retired as Chief Operating Officer and a member of the Board of Directors of BAE Systems plc, and President and Chief Executive Officer of BAE Systems Inc., BAE Systems plc’s wholly-owned U.S. subsidiary.  Mr. Ronald is chairman of the advisory board of BAE Systems Inc.

The Board’s Nominating and Governance Committee recommended Mr. Ronald’s election to the Board.  The Board also appointed Mr. Ronald to the Audit Committee.

The Board has determined that Mr. Ronald is an independent director under the New York Stock Exchange Corporate Governance Standards.  There was no arrangement or understanding between Mr. Ronald and any other persons pursuant to which Mr. Ronald was selected as a director.  BAE Systems and ATK engage in business with each other from time to time but the transactions, individually and in the aggregate, have not involved a material amount of either company’s revenues and Mr. Ronald has had no direct or indirect material interest in those transactions.  The Board has also determined that Mr. Ronald meets the New York Stock Exchange’s financial literacy requirement for audit committee membership and qualifies as an “audit committee financial expert” under the rules of the Securities and Exchange Commission.

Mr. Ronald will have the same compensation and indemnification arrangements as the other non-employee directors who serve on ATK’s Board, which have previously been described in ATK’s filings with the Securities and Exchange Commission.

A copy of the press release announcing Mr. Ronald’s election is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01.  Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit No.	Description
99.1	Press release issued by Alliant Techsystems Inc. on January 4, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLIANT TECHSYSTEMS INC.

Date: January 4, 2007	By:	/s/ KEITH D. ROSS
Keith D. Ross Senior Vice President, General Counsel and Secretary